Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-287888 on Form S-4 of our reports dated February 21, 2025 relating to the financial statements of NV5 Global, Inc. and the effectiveness of NV5 Global, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NV5 Global, Inc. for the year ended December 28, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

June 25, 2025